Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 26, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89233P4W3

Principal Amount (in Specified Currency): $100,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: January 26, 2011
Original Issue Date: January 31, 2011
Stated Maturity Date: February 2, 2012

Initial Interest Rate: One month LIBOR determined on January 27, 2011 plus 0.05%, accruing from January 31, 2011 (long first coupon interpolated between one month and two month LIBOR)
Interest Payment Dates: The 2nd of each calendar month, commencing on March 2, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $99,970,000
Agent: Daiwa Capital Markets America Inc. ("Daiwa")
Agent's Discount or Commission: 0.03%
Agent's Capacity:
    [  ] Agent
    [X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  1 month

Spread (+/-):  +0.05%
Spread Multiplier:  N/A

Maximum Interest Rate:	  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: March 2, 2011
Interest Rate Reset Period: Monthly
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated January 26, 2011, and the Appointment Agreement Confirmation dated January 26, 2011 (collectively, the "Daiwa Appointment Agreement"), between Toyota Motor Credit Corporation ("TMCC") and Daiwa, Daiwa, acting as principal, has agreed to purchase and TMCC has agreed to sell to Daiwa $100,000,000 principal amount of the Notes (the "Daiwa Notes") at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount. Under the terms and subject to the conditions set forth in the Daiwa Appointment Agreement, Daiwa is committed to take and pay for all of the Daiwa Notes offered hereby, if any are taken.